Filed Pursuant to Rule 424(b)(3)
Registration No. 333-197954

Prospectus Supplement No. 2
(to Prospectus dated October 8, 2014)

(i) 1,150,000 shares of Common Stock and 1,150,000 Series B Warrants, issuable upon the exercise of the 1,150,000 outstanding Series A Warrants issued in our initial public offering
and
(ii) 1,150,000 shares of Common Stock, issuable upon the exercise of the 1,150,000 Series B Warrants that are issuable under this Prospectus

This prospectus supplement supplements the prospectus dated October 8, 2014, as supplemented by prospectus supplement No. 1 dated November 14, 2014 (together, the “Prospectus”), which relates to the offering of the securities of Great Basin Scientific, Inc. (the “Company,” “we,” or “our”) that are underlying the Series A Warrants that we issued in our initial public offering, which closed on October 15, 2014 (the “IPO”). The securities underlying the Series A Warrants include (i) 1,150,000 shares of our common stock and 1,150,000 of our Series B Warrants, which are issuable upon the exercise of the 1,150,000 outstanding Series A Warrants that we issued in our IPO, and (ii) 1,150,000 shares of our common stock, which are issuable upon the exercise of the 1,150,000 Series B Warrants that are issuable under the Prospectus.

Each Series A Warrant is exercisable for one share of common stock and one Series B Warrant. The Series A Warrants were initially exercisable at an exercise price of $7.00 per share; however, as a result of the offering of additional units by the Company on February 25, 2015, the Series A Warrants are now exercisable at an exercise price of $2.20 per share. The Series A Warrants expire one year after issuance. The Series B Warrants were not issued in our IPO and will only be issued upon the exercise of the Series A Warrants, with each Series B Warrant being exercisable for one share of common stock. The Series B Warrants are immediately exercisable upon issuance at an initial exercise price of $8.75 per share and expire on the sixth anniversary of the date of issuance.

This prospectus supplement incorporates into our Prospectus the information contained in our current reports on Form 8-K, filed with the Securities and Exchange Commission on March 3, 2015 and March 5, 2015.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock is listed on The NASDAQ Capital Market under the symbol “GBSN”. On March 5, 2015, the closing sale price of our common stock on The NASDAQ Capital Market was $2.52 per share.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 13 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 6, 2015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 25, 2015

GREAT BASIN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

2441 South 3850 West, Salt Lake City, UT
(Address of principal executive offices)

84120
(Zip code)

(801) 990-1055
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Underwriting Agreement

On February 25, 2015, Great Basin Scientific, Inc. (the “Company”), in connection with a public offering (the “Offering”) of units of the Company, entered into an underwriting agreement (the “Underwriting Agreement”) with Dawson James Securities, Inc., as representative of the several underwriters, and amended the Underwriting Agreement on February 27, 2015. Pursuant to the Underwriting Agreement, as amended, the Company agreed to sell up to 2,724,000 units, with each unit consisting of one share of Series E Convertible Preferred Stock and eight Series C Warrants (the “Units”), at a public offering price of $8.80 per Unit, on a “best efforts” basis, for a maximum gross proceeds of approximately $24.0 million.

The shares of Series E Convertible Preferred Stock and the Series C Warrants included in the Units will automatically separate six months after February 25, 2015. However, the shares of Series E Convertible Preferred Stock and the Series C Warrants will separate prior to the expiration of the six-month period if at any time after 30 days from February 25, 2015, the closing price of the Company’s common stock is greater than $4.00 per share for 20 consecutive trading days (the “Separation Trigger Date”). This separation is referred to herein as Early Separation. In the event of Early Separation, the shares of Series E Convertible Preferred Stock and the Series C Warrants will become separable 15 days after the Separation Trigger Date.

Each share of Series E Convertible Preferred Stock is convertible at the option of the holder into four shares of common stock of the Company upon the earlier of (i) six months after February 25, 2015, or (ii) 15 days after the Separation Trigger Date in the event of Early Separation. Each Series C Warrant is exercisable for one share of common stock of the Company upon the earlier of (i) six months after the date of this prospectus, or (ii) 15 days after the Separation Trigger Date in the event of Early Separation.

Once exercisable, holders may exercise the Series C Warrants by paying the exercise price in cash or, in lieu of payment of the exercise price in cash by electing to receive a cash payment from the Company equal to the Black Scholes Value of the number of shares the holder elects to exercise, referred to herein as the “Black Scholes Payment”; provided, that the Company has discretion as to whether to deliver the Black Scholes Payment or, subject to meeting certain conditions, to deliver a number of shares of our common stock determined according to the following formula, referred to as the Cashless Exercise.

Total Shares = (A x B) / C

Where:

  •   Total Shares is the number of shares of common stock to be issued upon a Cashless Exercise

  •   A is the total number of shares with respect to which the Series C Warrant is then being exercised.

  •   B is the Black Scholes Value (as defined below).

  •   C is the closing bid price of our common stock as of two trading days prior to the time of such exercise.

As defined in the Series C Warrants, “Black Scholes Value” means the Black Scholes value of an option for one share of common stock of the Company at the date of the applicable Black Scholes Payment or Cashless Exercise, as such Black Scholes value is determined, calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the closing bid price of the common stock of the Company as of February 25, 2015 (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the Series C Warrant as of the applicable Black Scholes Payment or Cashless Exercise, (iii) a strike price equal to the exercise price in effect at the time of the applicable Black Scholes Payment or Cashless Exercise, (iv) an expected volatility equal to 135% and (v) a remaining term of such option equal to five (5) years (regardless of the actual remaining term of the Series C Warrant).

The initial closing of 2,551,965 Units of the Offering occurred on March 2, 2015. The Underwriting Agreement, as amended, also contains representations, warranties, indemnification and other provisions customary for transactions of this nature.

A form of the Underwriting Agreement is attached hereto as Exhibit 1.1 and is incorporated herein by reference. The amendment to the Underwriting Agreement is attached hereto as Exhibit 1.2 and is incorporated herein by reference. The foregoing description of the Underwriting Agreement, as amended, is qualified in its entirety by reference to the full text of the Underwriting Agreement and the amendment to the Underwriting Agreement.  The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Underwriting Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Underwriting Agreement.

Unit Purchase Option

Pursuant to the Underwriting Agreement, the Company, in connection with the Offering, agreed to issue to Dawson James Securities, Inc. a unit purchase option for the purchase of 5% of the Units issued in the Offering (the “Unit Purchase Option”).  The Unit Purchase Option has an exercise price equal to 125% of the public offering price, or $11.00 per Unit.  The purchase option allows Dawson James Securities, Inc. to purchase the same units offered in the Offering.  The Unit Purchase Option shall expire on February 25, 2020.

A form of the Unit Purchase Option is attached hereto as Exhibit 1.3 and is incorporated herein by reference. The foregoing description of the unit purchase option is qualified in its entirety by reference to the full text of the unit purchase option agreement.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On March 2, 2015, the Company filed the Certificate of Designation of Series E Convertible Preferred Stock (the “Certificate of Designation”) with the Delaware Secretary of State.  The Certificate of Designation creates the Series E Convertible Preferred Stock (“Series E Stock”) and fixes the rights, preferences, powers, restrictions and limitations of the Series E Stock.  The Series E Stock is a component of the Units being offered pursuant to the Offering as described above.

The text of the Certificate of Designation is attached hereto as Exhibit 3.1 and is incorporated herein by reference. The foregoing description of the Certificate of Designation is qualified in its entirety by reference to its full text.

Item 9.01.                      Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.1	Form of Underwriting Agreement (incorporated by reference to Exhibit 1.1 to the Company’s Registration Statement on Form S-1 filed on February 24, 2015 (File No. 333-201596)).

1.2	Amendment to the Underwriting Agreement, dated February 27, 2015.

1.3	Form of Unit Purchase Option (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-1 filed on February 18, 2015 (File No. 333-201596)).

3.1
Form of Certificate of Designation of Series E Convertible Preferred Stock (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1 filed on February 24, 2015 (File No. 333-201596)).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
GREAT BASIN SCIENTIFIC, INC.

Date: March 3, 2015	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement (incorporated by reference to Exhibit 1.1 to the Company’s Registration Statement on Form S-1 filed on February 24, 2015 (File No. 333-201596)).

1.2	Amendment to the Underwriting Agreement, dated February 27, 2015.

1.3	Form of Unit Purchase Option (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-1 filed on February 18, 2015 (File No. 333-201596)).

3.1
Form of Certificate of Designation of Series E Convertible Preferred Stock (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1 filed on February 24, 2015 (File No. 333-201596)).

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 2, 2015

GREAT BASIN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

2441 South 3850 West, Salt Lake City, UT
(Address of principal executive offices)

84120
(Zip code)

(801) 990-1055
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modifications to Rights of Security Holders

Series A Warrants

As previously reported, on October 15, 2014, the Company completed the sale of 1,322,500 units in connection with its initial public offering, with each unit consisting of one share of common stock of the Company and one Series A Warrant.  The Series A Warrants include a provision which provides that the exercise price of the Series A Warrants will be adjusted in connection with certain equity issuances by the Company.  On March 2, 2015, the Company issued certain units of the Company in connection with a public offering (the “Offering”). The consummation of the Offering is an issuance which triggers an adjustment to the exercise price of the Series A Warrants.  Therefore, on March 2, 2015, the exercise price for the Series A Warrants was adjusted from $7.00 to $2.20.

Class A Warrants

As previously reported, on July 30, 2014, the Company completed the sale of Class A Warrants entitling the holders of the Class A Warrants to purchase shares of common stock of the Company. As of December 31, 2014, the Company had outstanding Class A Warrants to purchase 2,041,239 shares of common stock of the Company. The Class A Warrants include a provision which provides that the exercise price of the Class A Warrants will be adjusted in connection with certain equity issuances by the Company.  The consummation of the Offering is an issuance which triggers an adjustment to the exercise price of the Class A Warrants.  Therefore, on March 2, 2015, the exercise price for the Class A Warrants was adjusted from $4.92 to $2.20.

Series D Warrants

As previously reported, in October 2014 upon the closing of the Company’s initial public offering, warrants to purchase shares of Series D preferred stock of the Company were converted into 36,000 warrants to purchase common stock of the Company (the “Series D Warrants”). The Series D Warrants include a provision which provides that the exercise price of the Series D Warrants will be adjusted in connection with certain equity issuances by the Company. The consummation of the Offering is an issuance which triggers an adjustment to the exercise price of the Series D Warrants. Therefore, on March 2, 2015, the exercise price of the Series D Warrants was adjusted from $5.00 to $2.20.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: March 5, 2015	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer

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